CONSENT OF INDEPENDENT AUDITORS’

The Board of Directors

GLOBALTEL IP, INC.

Boca Raton, FL

We hereby consent to the use of our report dated December 12, 2005, (except Note 10 therein, as to which the date is January 15, 2006), with respect to the balance sheet as of September 30, 2005 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended and for the period from November 15, 1999 (inception) to September 30, 2005 of GlobalTel IP, Inc., and which appear in this Form SB-2 Registration Statement.

We also consent to the reference to our Firm under the headings "Summary Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.

Respectfully submitted,

RIBOTSKY, LEVINE & COMPANY, CPAs

Certified Public Accountants

Miami, Florida

August 7, 2006